UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2017

AGENUS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-674-4400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2017, Agenus Inc. (the “Company”) announced certain restructuring activities discussed in more detail below under Item 8.01. In connection with these restructuring activities, effective April 1, 2017, Dr. Robert Stein will retire as President of R&D and will become a senior R&D advisor to the Company. The Company and Dr. Stein have entered into a severance agreement and a consulting agreement, each of which will become effective on April 1, 2017 and will supersede the terms of Dr. Stein’s employment agreement.

Pursuant to the severance agreement, the Company will immediately pay Dr. Stein $250,000 and will pay the full premium of Dr. Stein’s participation in the Company’s medical and dental insurance plans for 15 months. Pursuant to the consulting agreement, Dr. Stein will be paid a monthly retainer of approximately $35,400. The consulting agreement has an initial term of 15 months, which may be extended by mutual agreement, and can only be terminated by mutual consent or by the Company in the event Dr. Stein breaches the agreement or is unable to perform services for the Company. Dr. Stein’s equity awards will continue to vest during the term of the consulting agreement. In the event there is a change in control of the Company during the term of the consulting agreement, the vesting on all of Dr. Stein’s stock options would be accelerated in full immediately.

The foregoing descriptions of the severance agreement and the consulting agreement do not purport to be complete and are qualified in their entirety by reference to the text of the agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

Item 8.01 Other Events.

The Company today announced that it is reorganizing its business and operations to sharpen its focus on clinical development of its two checkpoint inhibitor antibodies and vaccine program. The Company plans to close its Basel site and consolidate key functions to its Cambridge, UK and Lexington, MA facilities, and phase out approximately 50 positions across the organization. Additionally, as noted above, Dr. Stein will retire to become a senior R&D advisor exclusive to the Company.

The Company’s goals for this realignment are to:

•	Accelerate development and commercialization of its product portfolio to drive shareholder value;
•	Further extend the Company’s cash runway beyond the impact from the recently amended Incyte partnership, which strengthened the balance sheet by $80 million and reduced development expenses;
•	Consolidate operations to improve R&D efficiencies; and
•	Ensure commercial readiness and manufacturing.

Prioritized programs include combination therapies targeting CTLA-4 and PD-1. In addition, the Company will continue to drive its innovative immuno-oncology portfolio towards clinical development with two preclinical antibodies targeting 4-1BB and TIGIT, as well as AutoSynVaxTM, a clinical-stage neoantigen cancer vaccine. The Company is exploring combination studies with AutoSynVax and its checkpoint antibodies. Substantial focus will also be placed on the Company’s manufacturing operations in Berkeley, CA to ensure GMP readiness. This is particularly pertinent as the Company progresses its clinical registration trials with an intent to commercialize within the next four years.

As part of the restructuring, approximately 50 positions are planned to be phased out within the next six months. In addition, the Company will transition or consolidate certain key management positions, with the objective of streamlining leadership and reducing costs.

The full text of the press release issued in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release dated March 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2017	AGENUS INC.

	By:	/s/ Garo H. Armen
Garo H. Armen
Chairman and CEO

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated March 30, 2017.